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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                               Globix Corporation
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                                (Name of Issuer)


                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                   07814V 10 2
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                                 (CUSIP Number)


                                December 31, 1998
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              Date of Event which Requires Filing of this Statement



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                     / / Rule 13d-1(b)
                     / / Rule 13d-1(b)
                     /X/ Rule 13d-1(b)


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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 07814V 10 2

1.                NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                           Harpoon Holdings, Ltd.

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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                           (a) / /
                                           (b) / /
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3.                SEC USE ONLY
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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                           British Virgin Islands
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                  5.       SOLE VOTING POWER

                                    -0-
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                  6.       SHARED VOTING POWER

                                    612,500*
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                  7.       SOLE DISPOSITIVE POWER

                                    612,500
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                  8.       SHARED DISPOSITIVE POWER

                                    -0-
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                  9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                           REPORTING PERSON
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*                 Subject to an Irrevocable Proxy pursuant to which
Harpoon Holdings, Ltd. has granted Marc H. Bell the sole right to vote the Harpoon shares with respect to election of the Company's directors.

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                                    612,500
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        10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                 EXCLUDES CERTAIN SHARES*
                                               / /
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        11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          14.8%
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        12.      TYPE OF REPORTING PERSON*

                          IN




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Item 1(a).                 Name of Issuer:

                      Globix Corporation

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Item 1(b).                 Address of Issuer's Principal Executive Offices:

                  295 Lafayette Street, 3rd Floor, N.Y., NY 10012

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Item 2(a).                 Name of Person Filing:

                    Harpoon Holdings, Ltd.

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Item 2(b).                 Address of Principal Business Office or, if None,
                           Residence:

2 Handy Road, #11-09 Cathay Building, Singapore 22933
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Item 2(c).                 Citizenship:

                  British Virgin Islands
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Item 2(d).                 Title of Class of Securities:

                  Common Stock, $.01 par value
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Item 2(e)                  CUSIP Number:

                           07814V 10 2
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Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable



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Item 4.           Ownership.

                           Provide the following information regarding the
aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:


                           612,500


         (b)      Percent of class:


                           14.8%


         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote:  0

        (ii)      Shared power to vote or to direct the vote: 612,500*

       (iii)      Sole power to dispose or to direct the disposition of:
                  612,500

        (iv)      Shared power to dispose or direct the disposition of:
                  -0-

Item 5.           Ownership of Five Percent or Less of a Class.


                           Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.


                           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


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*        Subject to an Irrevocable Proxy pursuant to which
Harpoon Holdings, Ltd. has granted Marc H. Bell the sole right to vote the Harpoon shares with respect to election of the Company's directors.

                                        5
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                           Not Applicable.


Item 8.           Identification and Classification of Members of the
                  Group.


                           Not Applicable.

Item 9.           Notice of Dissolution of Group.

                           Not Applicable.


Item 10.          Certification.

                           Not Applicable.




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                             SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 16, 1999
                                                            (Date)


                                                   HARPOON HOLDINGS, LTD.


                                                   By/S/
                                                         Tsuyoshi Shiraishi




                  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.







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